SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)

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Andrea Electronics Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FRIDAY, JULY 24, 2009
__________________________________________________

On Friday, July 24, 2009, Andrea Electronics Corporation will hold its annual meeting of shareholders at Holiday Inn Ronkonkoma, 3845 Veterans Memorial Highway, Ronkonkoma, New York.  The meeting will begin at 3:00 p.m., local time.  At the meeting, shareholders will consider and act on the following:

1.	The election of five directors to hold office until the next annual meeting of shareholders;

2.	The approval of an amendment to the Andrea Electronics Corporation 2006 Equity Compensation Plan to increase the number of shares of the Company's common stock issuable thereunder by 8,000,000;

3.	The ratification of the selection of Marcum LLP as the Company’s independent registered public accountants for the year ending December 31, 2009;

4.	The shareholder proposal described in the attached proxy statement, if properly presented at the annual meeting; and

5.	Such other business as may properly come before the meeting.

Note:	As of the date of this notice, the Board of Directors is not aware of any other business to come before the meeting.

Only shareholders of record as the close of business on June 5, 2009 are entitled to receive notice of the meeting and to vote at the meeting and any adjournment or postponement of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Douglas J. Andrea

Douglas J. Andrea
Chairman of the Board, President,
Chief Executive Officer and
Corporate Secretary

Bohemia, New York
June 15, 2009

IMPORTANT:  The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.

ANDREA ELECTRONICS CORPORATION
___________________________________

PROXY STATEMENT
___________________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Andrea Electronics Corporation (“Andrea Electronics” or the “Company”) to be used at the 2009 annual meeting of shareholders of the Company.  The annual meeting will be held at the Holiday Inn Ronkonkoma, 3845 Veterans Memorial Highway, Ronkonkoma, New York on Friday, July 24, 2009 at 3:00 p.m., local time.  This proxy statement and the enclosed proxy card are being first mailed on or about June 15, 2009 to shareholders of record.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held on July 24, 2009

This proxy statement and the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, are available at http://www.andreaelectronics.com/Corporate/annual_report.htm.

General Information about Voting

Ownership of Shares; Attending the Meeting

You may own shares of the Company in one or more of the following ways:

•	Directly in your name as the shareholder of record; or

•	Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out the voting instruction form that accompanies your proxy materials.  Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet.  Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement.  If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of the Company common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

Who Can Vote at the Meeting

You are entitled to vote your Company common stock only if the records of the Company show that you held your shares as of the close of business on June 5, 2009.  As of the close of business on June 5, 2009, a total of 60,978,373 shares of Andrea Electronics common stock were outstanding.  Each share of common stock has one vote.

Quorum and Vote Required

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals.  At this year’s annual meeting, shareholders will elect five directors to serve for a term of one year.  In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the annual meeting.  This means that the nominees receiving the greatest number of votes will be elected.

In voting on the approval of the amendment to the Andrea Electronics Corporation 2006 Equity Compensation Plan, the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm and the shareholder proposal described in this proxy statement, you may vote in favor of each proposal, vote against each proposal or abstain from voting.  The affirmative vote of a majority of the votes cast by shareholders is required to approve each of these proposals.

Routine and Non-Routine Proposals.  The rules of the New York Stock Exchange determine whether proposals presented at shareholder meetings are routine or non-routine.  If a proposal is routine, a broker, bank or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker, bank or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when a broker, bank or other entity holding shares for an owner in street name is unable to vote on a particular proposal because the proposal is non-routine and has not received voting instructions from the beneficial owner.  The election of directors and the ratification of Marcum LLP as our independent registered public accounting firm for fiscal 2009 are currently considered routine matters, while the amendment to the 2006 Equity Compensation Plan and the shareholder proposal are considered non-routine matters.

How We Count Votes.  If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld will have no effect on the outcome of the election.  In counting votes on the proposals to approve the amendment to the 2006 Equity Compensation Plan, to ratify the selection of the independent registered public accounting firm and to consider the shareholder proposal described in this proxy statement, we will not count abstentions and broker non-votes as votes cast on the proposal.  Therefore, abstentions and broker non-votes will have no impact on the outcome of the proposal.

Voting by Proxy

The Board of Directors of the Company is sending you this proxy statement for the purpose of requesting that you allow your shares of the Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card.  All shares of the Company common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends a vote:

•	“FOR” each of the nominees for director;

•	“FOR” the approval of an amendment to the Andrea Electronics Corporation 2006 Equity Compensation Plan;

•	“FOR” ratification of Marcum LLP as the Company’s independent registered public accountants; and

•	“AGAINST” the shareholder proposal described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies.  If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy.  The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Corporate Governance and Board Matters

General

Andrea Electronics periodically reviews its corporate governance policies and procedures to ensure that Andrea Electronics meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern Andrea Electronics’ operations.  As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for Andrea Electronics.

Director Independence

The Company’s Board of Directors currently consists of five members, all of whom are independent under the listing requirements of the Nasdaq Stock Market, except for Douglas J. Andrea, Chairman, President, Chief Executive Officer and Corporate Secretary of the Company.

Meetings of the Board of Directors

The Company conducts business through meetings and activities of its Board of Directors and their committees.  During the year ended December 31, 2008, the Board of Directors of the Company held 2 regular meetings.  No incumbent director attended fewer than 100% of the total meetings of the Board of Directors and the committees on which he served during the year ended December 31, 2008.

Attendance at the Annual Meeting.

The Board of Directors encourages directors to attend the annual meeting of shareholders.  Two board members attended the 2008 annual meeting of shareholders.

Committees of the Board of Directors

The following table identifies our standing committees and their members.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.  Each committee, other than the Compensation Committee, operates under a written charter that is available in the Corporate Governance section of the Company’s website (www.andreaelectronics.com).

Director	Audit Committee	Compensation Committee	Nomination and Governance Committee

Douglas J. Andrea
Gary A. Jones	X	X	X*
Louis Libin	X	X	X
Joseph J. Migliozzi	X*	X	X
Jonathan D. Spaet	X	X*	X

Number of Meetings in fiscal 2008	4	2	1
__________________________
*      Denotes Chairperson

Audit Committee

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee meets with management and Company financial personnel, as well as with the Company’s independent registered public accountants, to consider the adequacy of the internal controls of the Company and the objectivity of the Company’s financial reporting.  The Board of Directors has determined that Joseph J. Migliozzi is an audit committee financial expert under the rules of the Securities and Exchange Commission.  The report of the audit committee required by the rules of the Securities and Exchange Commission is included in this proxy statement.  See “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee is responsible for making recommendations to the full Board of Directors on all matters regarding compensation and benefit programs.  The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites.  In general, the Compensation Committee considers the Company’s financial performance when making decisions regarding such officers’ compensation.  The Compensation Committee also reviews the recommendations of the Chief Executive Officer in determining the compensation of other executive officers.  Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.  The Compensation committee has established the following non-employee director compensation plans: retainer; per meeting fees; and long-term incentive compensation.  The non-employee director compensation plans are designed to attract, retain and motivate talented directors while balancing the interests of the shareholders

Nomination and Governance Committee

The Nomination and Governance Committee takes a leadership role in shaping Andrea Electronics’ governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines applicable to Andrea Electronics and monitoring compliance with these policies and guidelines.  In addition, the Nomination and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of shareholders. This committee also leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board.  The procedures of the Nomination and Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are set forth below.

Minimum Qualifications. The Nomination and Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  First a candidate must meet any eligibility requirements set forth in the Company’s bylaws.  A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

Candidates deemed eligible for election to the Board of Directors are evaluated by the Nominating and Governance Committee using the following criteria for selecting nominees: business experience; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nomination and Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nomination and Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and the director’s independence.

Process for Identifying and Evaluating Nominees.  The process that the Nomination and Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Nomination and Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors.  The Nomination and Governance Committee also will consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below.  The Nomination and Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation.  In evaluating potential nominees, the Nomination and Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  In addition, the Nomination and Governance Committee will conduct a check of the individual’s background and interview the candidate.

Consideration of Recommendation by Shareholders. It is the policy of the Nomination and Governance Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors.  The Nomination and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nomination and Governance Committee does not perceive a need to increase the size of the Board of Directors.  In order to avoid the unnecessary use of the Nomination and Governance Committee’s resources, the Nomination and Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Nomination and Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nomination and Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.
As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Nomination and Governance Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2008 fiscal year.

Director	Fees Earned or Paid in Cash	Stock Awards (1)	Stock Option Awards (2)	Total

Gary A Jones	$2,750	$5,625	$2,971	$11,346
Louis Libin	3,250	5,625	845	9,720
Joseph J. Migliozzi	2,750	5,625	6,149	14,524
Jonathan D. Spaet	2,750	5,625	2,971	11,346

    ____________________________________

(1)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for 500,000 shares of common stock with a fair market value of $0.04, 181,820 shares of common stock with a fair market value of $0.11 and 166,668 shares of common stock with a fair market value of $0.12 granted during the years ended December 31, 2008, 2007 and 2006, respectively.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for: 65,000, 15,000, 140,000 and 65,000 options granted in 2008 for Messrs. Jones, Libin, Migliozzi and Spaet, respectively, based upon a fair value of each option of $0.04 using the Black-Scholes option pricing model; 33,182, 15,000, 60,455 and 33,182 options granted in 2007 for Messrs. Jones, Libin, Migliozzi and Spaet, respectively, based upon a fair value of each option of $0.09 using the Black-Scholes option pricing model; and 16,667, 16,667 and 41,667 options in 2006 for Messrs. Jones, Migliozzi and Spaet, respectively, based upon a fair value of each option of $0.10 using the Black-Scholes option pricing model.  The assumptions used in the valuation of the 2008 options were as follows:  dividend yield, 0%; expected volatility, 101%; risk-free rate, 4.17%; and expected life in years of 6 years  The assumptions used in the valuation of the 2007 options were as follows:  dividend yield, 0%; expected volatility, 101%; risk-free rate, 4.17%; and expected life in years of 6 years.  The assumptions used in the valuation of the 2006 options were as follows:  dividend yield, 0%; expected volatility, 102%; risk-free rate, 5.07%; and expected life in years of 7 years.  At December 31, 2008, Messrs. Jones, Libin, Migliozzi and Spaet held 224,849, 180,000, 417,122 and 224,849 options to purchase shares of common stock.

Annual Retainer and Meeting Fees for Non-Employee Directors

The following tables set forth the applicable retainers and fees that will be paid to non-employee directors for their service on the Board of Directors of the Company during 2008 and 2009.  Employee directors do not receive any retainers or fees for their services on the Boards of Directors.

Annual Retainer ………………………………………………....	$5,000 (paid in the form of common stock) (1)
Fee per Board Meeting (Regular or Special) ……………………	$500
Fee per Committee Meeting ……………….…………………….	$250
Additional Annual Retainer for the Chairperson of the Compensation and Nomination and Governance Committees……………………………………..	$2,500 (paid in the form of stock options) (2)
Additional Annual Retainer for the Chairperson of the Audit Committee…….…………………………………..	$5,000 (paid in the form of stock options) (2)
____________________________________

(1)	This stock grant will be granted upon the nomination of each director at the Annual Meeting of Shareholders.

(2)
Stock option grants will be granted based on the directors past year of service, and will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, an eighteen-month vesting period and a term of 10 years.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal control over financial reporting.  The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principals.  The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.  The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board concerning independence and has discussed with the independent registered public accountants the registered public accountants’ independence from the Company and its management.  In concluding that the registered public accountants are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the registered public accountants were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountants who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accountants are in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.  The Audit Committee has appointed, subject to shareholder ratification, the selection of the Company’s independent registered public accountants for the fiscal year ended December 31, 2009.

The Audit Committee of the Board of Directors
of Andrea Electronics Corporation

Joseph J. Migliozzi (chairman)
Gary A. Jones
Jonathan D. Spaet
Louis Libin

Stock Ownership

The following table sets forth certain information as of June 5, 2009, with respect to the common stock ownership of (i) each director or nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares Owned (excluding options)		Number of Shares that May Be Acquired Within 60 days by Exercising Options	Percent of Common Stock Outstanding(1)

Douglas J. Andrea (2)	261,014	(3)	4,924,000	7.9%
Corisa L. Guiffre	2,750		712,950	1.2%
Gary A. Jones	369,159		141,494	*
Louis Libin	312,122		154,995	*
Joseph J. Migliozzi	351,534		308,742	1.1%
Jonathan D. Spaet	351,534		166,494	*
Current directors and executive officers as group (6 persons)	1,648,113		6,408,675	12.0%
_____________________________________________________________________
*Less than 1%

(1)
Percentages with respect to each person or group of persons have been calculated on the basis of 60,978,373 shares of Company common stock, plus the number of shares of Company common stock which such person or group of persons has the right to acquire within 60 days from June 5, 2009, by the exercise of options.  The information concerning the shareholders is based upon information furnished to the Company by such shareholders. Except as otherwise indicated, all of the shares next to each identified person or group are owned of record and beneficially by such person or each person within such group and such persons have sole voting and investment power with respect thereto.

(2)	Mr. Andrea’s business address is: 65 Orville Drive, Bohemia, New York 11716.

(3)	Includes 12,438 and 3,876 shares owned by Mr. Andrea’s spouse and Mr. Andrea’s daughter, respectively.

The following table sets forth certain information as of June 5, 2009, with respect to the stock ownership of beneficial owners, other than directors and executive officers of the Company, of more than 5% of the Company’s outstanding common:

Name and Address	Shares of Common Stock Owned	Common Stock Equivalents (1)	Percent of Common Stock and Common Stock Equivalents Outstanding (2)

Alpha Capital Anstalt Pradafant 7, Furstentums 9490 Vaduz, Liechtenstein	- (3)	5,722,159 (3)	8.6%
Nickolas W. Edwards 937 Pine Ave, Long Beach, CA 90813	5,390,000 (4)	-	8.8%
_____________________________________________________________________

(1)
The issuance of shares of common stock upon conversion of the Series C Preferred Stock is limited to that amount which, after giving effect to the conversion, would cause the holder not to beneficially own in excess of 4.99% or, together with other shares beneficially owned during the 60 day period prior to such conversion, not to beneficially own in excess of 9.99% of the outstanding shares of common stock.  The issuance of common stock upon conversion of the Series D Preferred Stock and the related warrants also are limited to that amount which, after given effect to the conversion, would cause the holder not to beneficially own an excess of 4.99% of then outstanding shares of our common stock, except that each holder has a right to terminate such limitation upon 61 days notice to us.

(2)
Percentages with respect to each person or group of persons have been calculated on the basis of 60,978,373 shares of Company common stock, plus the number of shares of Company common stock which such person or groups of persons has the right to acquire within 60 days of the conversion of Series C Preferred Stock and Series D Preferred Stock.

(3)
Based on information filed with the Securities and Exchange Commission in a Schedule 13G (Amendment No. 1) on February 15, 2007.  Common stock ownership of Alpha Capital Anstalt (“Alpha Capital”) is not known as of June 5, 2009.  Based on Company records as of June 5, 2009, Alpha Capital has 4,854,638 common stock equivalents from Series C Preferred Stock, Series D Preferred Stock and related warrants.  See footnote (1) above, for limitations on the conversion of such common stock equivalents.

(4)	Based on information filed with the Securities and Exchange Commission in a Schedule 13G (Amendment No. 1) on October 20, 2006 by Nickolas W. Edwards.

Proposal 1 - Election of Directors

The By-laws of the Company provide that the Board of Directors shall consist of not less than three and not more than ten directors as determined by the Board.  The Board of Directors currently consists of five directors, and the Board has determined that the number of directors to be elected at the annual meeting shall be five.

The persons listed below have been nominated by the Board for election as directors to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified.

The Board of Directors recommends that you vote “FOR” the election of these nominees.

In case any of these nominees become unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

Board Nominees for Election as Directors

Information on director nominees of the Company follows (ages are as of December 31, 2008):

Douglas J. Andrea, age 46, has been Chairman of the Board of Directors since November 2001, a Director of the Company since 1991, Corporate Secretary since 2003 and Chief Executive Officer since January 2005.  He was Co-Chairman and Co-Chief Executive Officer of the Company from November 1998 until August 2001.  He served as Co-President of the Company from November 1992 to November 1998, as Vice President - Engineering of the Company from December 1991 to November 1992, and as Secretary of the Company from 1989 to January 1993.

Gary A. Jones, age 63, has been a Director of the Company since April 1996. He has served as President of Digital Technologies, Inc. since 1994 and was Chief Engineer at Allied Signal Ocean Systems from 1987 to 1994.  From March 1998 to December 2000, Mr. Jones was the Managing Director of Andrea Digital Technologies, Inc., a wholly-owned subsidiary of Andrea Electronics Corporation.

Louis Libin, age 50, has been a Director of the Company since February 2002. He is President of Broad Comm, Inc., a consulting group specializing in advanced television broadcast, interactive TV, Internet Protocol and wireless communications. Prior to his tenure at Broad Comm, Mr. Libin was Chief Technology Officer for NBC, and was responsible for all business and technical matters for satellite, wireless and communication issues for General Electric and NBC. Since 1989, Mr. Libin has represented the United States on satellite and transmission issues at the International Telecommunications Union in Geneva, Switzerland. Mr. Libin is a Senior Member of the Institute of Electrical and Electronic Engineers, and is a member of the National Society of Professional Engineers.

Joseph J. Migliozzi, age 59, has been a Director of the Company since September 2003. He has operated his own management consulting firm since 2001.  From 1997 to 2001, Mr. Migliozzi was the Chief Operating and Financial Officer of Voyetra Turtle Beach.  Prior to that, he served in various executive management positions in the electronics manufacturing industries, with both financial and operational responsibilities.  Mr. Migliozzi is a Certified Public Accountant.

Jonathan D. Spaet, age 52, has been a Director of the Company since 2003. Jonathan is Executive Vice President of North American Sales of Vault.com, an internet company in the career and recruitment space, where he oversees all the revenue generating units.  He joined Vault in August of 2008.  Previously, he was Vice-President/General Manager of Advertising Sales for Time Warner Cable in New York City, where he had been since 2007.  Prior to that appointment, he was at Time Warner Cable National Advertising Sales since September 2004, overseeing advertising sales for Time Warner Cable markets around the country.  Previously, he was Vice-President of Sales for Westwood One Radio Networks, managing ad sales for one of the largest radio groups in the country.  From 2002 to 2003, he was the Chief Operating Officer of MEP Media, a company that started a digital cable channel devoted to the music enthusiast.  Prior to MEP, he was President of Ad Sales for USA Networks, supervising ad sales, marketing, research and operations for both USA and Sci-fi, two top-tier cable channels.  Previously, he was President of Ad Sales for About.com.  This followed 15 years at NBC, where Mr. Spaet’s career included a six-year position in NBC Cable and nine years in the NBC Television Stations Group.

Information about Executive Officers Who Are Not Directors

The following information is provided for the Company’s executive officer who is not also a director:

Corisa L. Guiffre, age 36, has been the Company's Vice President and Chief Financial Officer since June 2003 and Assistant Corporate Secretary since October 2003.  Ms. Guiffre joined the Company in November 1999 and served as Vice President and Controller until June 2003.  Prior to joining the Company, she was a member of the Audit, Tax and Business Advisory divisions at Arthur Andersen LLP.  She is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and a member of the New York State Society of Certified Public Accountants.

Ms. Guiffre is elected annually and holds office until her successor has been elected and qualified or until she is removed or replaced.

Proposal 2 - Approval And Authorization Of An Increase In The Number Of Shares Subject To The Andrea Electronics Corporation 2006 Equity Compensation Plan

Our 2006 Equity Compensation Plan (“2006 Plan”) was initially adopted by the Board of Directors in October 2006 and approved by our shareholders in November 2006.  At the annual meeting, we will ask shareholders to approve an amendment to the 2006 Plan to increase by 8,000,000 (from 10,000,000 to 18,000,000) the number of shares of Company common stock that the Company may issue under the 2006 Plan. We currently maintain: (1) the Andrea Electronics Corporation 1991 Performance Equity Plan; (2) the Andrea Electronics Corporation 1998 Stock Plan; and (3) the Andrea Electronics Corporation 2006 Plan.  As of June 5, 2009, we had the ability to grant approximately 101,345 additional awards under the 2006 Plan and no further awards under the 1991 Performance Equity Plan and the 1998 Stock Plan. Accordingly, if the amendment to the 2006 Plan is approved, Andrea Electronics Corporation will have an aggregate of approximately 8,101,345 shares available for the grant of awards. As of June 5, 2009, a total of 14,526,820 options were outstanding (with a weighted average exercise price of $0.26 and a weighted average remaining term of 7.5 years) and no shares of restricted stock were outstanding.

The purpose of the amendment to the 2006 Plan is to secure adequate shares to implement our current equity grant strategy for the foreseeable future. The Board believes that the number of shares proposed represents a reasonable amount of potential equity dilution and expense recognition while still allowing the Company to continue awarding equity incentives, which is an important part of our overall compensation program. We believe that incentives and stock-based awards focus employees on the dual objectives of creating shareholder value and promoting the Company’s success, and that equity compensation plans help to attract, retain and motivate valued employees and directors. The Board believes that an adequate number of shares under the 2006 Plan will promote the interests of the Company and its shareholders, allow it to compete effectively with other financial institutions and enable the Company to provide adequate incentives.

The Board approved the amendment to the 2006 Plan based, in part, on its belief that the aggregate number of shares currently available for new award grants under our existing plans is insufficient to adequately provide for future incentives.

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Andrea Electronics Corporation 2006 Equity Compensation Plan.

Summary Description of the 2006 Equity Compensation Plan

Purposes of the 2006 Plan. The purposes of the 2006 Plan are to provide incentives and rewards to those employees, consultants and directors largely responsible for the success and growth of the Company and its affiliates, and to assist in attracting and retaining directors, executives, other key employees and consultants with experience and ability.

Administration. The Compensation Committee of the Board of Directors will administer the 2006 Plan. The Board of Directors or the Committee may also delegate some or all of its authority with respect to the 2006 Plan to certain officers of the Company to provide them with limited authority to grant awards to employees and consultants, provided that no officer may designate himself or herself as an award recipient. (The appropriate acting body, be it the Board, the Committee or an officer, is referred to in this proposal as the “Administrator.”)

The Administrator has broad authority under the 2006 Plan with respect to awards granted under the 2006 Plan, including, without limitation, the authority to:

•	select the individuals to receive awards under the 2006 Plan;
•	determine the type, number, vesting requirements and other features and conditions of individual awards;
•	interpret the 2006 Plan and award agreements issued with respect to individual awards.

Each award granted under the 2006 Plan will be evidenced by a written award agreement that sets forth the terms and conditions of each award and may include additional provisions and restrictions as determined by the Administrator.

Eligibility. Persons eligible to receive awards under the 2006 Plan include directors, officers, employees and consultants of the Company and its affiliates. All of the Company’s directors, officers, employees (including all of the named executive officers of the Company) and consultants are presently considered eligible for awards under the 2006 Plan.

Authorized Shares; Limits on Awards. Currently, the maximum number of shares of the Company’s common stock that may be delivered pursuant to awards under the 2006 Plan is equal to 10,000,000. If the amendment to the 2006 Plan is approved by shareholders, the maximum number of shares will increase to 18,000,000.

To the extent that an award is settled in cash or a form other than shares of common stock, the shares that would have been delivered had there been no cash or other settlement will not be counted against the shares available for issuance under the 2006 Plan. In the event that shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of shares delivered with respect to the award will be counted against the share limits of the plan. Shares that are subject to or underlie awards that expire for any reason or are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Plan will again be available for subsequent awards under the 2006 Plan.

Types of Awards. The 2006 Plan authorizes grants of stock options, stock appreciation rights, restricted stock awards and similar rights to purchase or acquire shares. The 2006 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of a stock option may not be less than the fair market value of a share of the Company common stock on the date of grant. The maximum term of a stock option is ten years from the date of grant. Stock options granted under the 2006 Plan may be nonqualified stock options or incentive stock options under the Internal Revenue Code.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value per share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price may not be lower than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

A restricted stock award is a grant of a certain number of shares of common stock subject to the lapse of certain restrictions (such as continued service) determined by the Administrator. Participants are entitled to receive dividends and other distributions declared and paid on the shares and may also vote any unvested shares subject to their restricted stock awards.

The other types of awards that may be granted under the 2006 Plan include, without limitation, stock bonuses, performance shares, performance units, phantom stock, dividend equivalents or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the common stock, upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, subject to the terms of the 2006 Plan and any applicable requirements under the Internal Revenue Code.

Payments and Deferrals. Payment of awards may be made in the form of cash, common stock or combinations thereof as determined by the Administrator. The Administrator may provide for the deferred payment of awards and may determine other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Effect of Termination of Service on Awards. Generally, the Administrator will establish, in the applicable award agreement, the effect of a termination of employment or service on outstanding awards under the 2006 Plan. The Administrator may make appropriate distinctions based upon the cause of termination and the type of award.

Acceleration of Awards. Generally, and subject to limited exceptions set forth in the 2006 Plan, if any person acquires more than 25% of the outstanding common stock or combined voting power of the Company, if certain changes in a three-fourths majority of the Board occur over a consecutive period of two years, if shareholders prior to a transaction do not continue to own more than 50% of the voting shares of the Company (or its successor or parent) following a reorganization, merger or similar corporate transaction involving the Company, or if the Company sells all or substantially all of its assets to a third party, then outstanding awards under the 2006 Plan will accelerate and become fully vested or payable, as applicable. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event not specifically described above.

Transfer Restrictions. Subject to certain exceptions, recipients may not transfer awards under the 2006 Plan other than by will or the laws of descent and distribution.  Generally, only the recipient may exercise an award during the recipient’s lifetime. Any amounts payable or shares issuable pursuant to an award will be paid only to the recipient or the recipient’s beneficiary or legal representative.

Adjustments. As is customary in equity compensation plans of this nature, any applicable share limits, the number and types of shares available under the 2006 Plan and any outstanding awards, as well as the exercise or purchase prices of awards and performance standards applicable to certain types of awards, are subject to proportional adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or similar events that change the number or types of shares outstanding, and in the case of extraordinary dividends or distributions of property to the shareholders.

Amendment or Termination of the 2006 Equity Compensation Plan. The Board may generally amend or terminate the 2006 Plan at any time and in any manner, except that the Board may not amend the 2006 Plan or awards to reprice stock options. Shareholder approval of an amendment will be required only to the extent then required by applicable law or the listing standards of any national securities exchange or national securities market where the shares of the Company are listed or as required under Section 162 of the Internal Revenue Code to preserve the intended tax consequences of the plan. For example, shareholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2006 Plan. Adjustments as a result of stock splits or similar events will not, however, require shareholder approval. Unless terminated earlier by the Board, the authority to grant new awards under the 2006 Plan will terminate on November 16, 2016. Outstanding awards, as well as the Administrator’s authority with respect to such awards, will generally continue following the expiration or termination of the 2006 Plan. Generally, the consent of the award recipient is required if any plan amendment materially and adversely affects the recipient.  With respect to any award of an incentive stock option, the Administrator may make an adjustment that causes the option to cease to qualify as an incentive stock option without the consent of the affected participant.

Federal Income Tax Treatment of Awards Under the 2006 Equity Compensation Plan

The federal income tax consequences of the 2006 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2006 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state or local tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct, and the optionee recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. Stock appreciation rights are generally taxed and deductible in substantially the same manner as nonqualified stock options.

With respect to incentive stock options, there typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option.  If the optionee holds the option shares for at least two years after the date the option was granted or for one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction.  If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount.  While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Generally, the recipient of a restricted stock award recognizes ordinary income, and the Company is entitled to a corresponding deduction, equal to the fair market value of the stock at the time any transfer or forfeiture restrictions applicable to the restricted stock award lapse. A restricted stock award recipient who makes an election under Section 83(b) of the Internal Revenue Code, however, recognizes ordinary income equal to the fair market value of the stock at the time of grant, and the Company is entitled to a corresponding deduction at that time. If the recipient makes a Section 83(b) election, there are no further federal income tax consequences to either the recipient or the Company at the time any applicable transfer or forfeiture restrictions lapse.

With respect to the other awards authorized under the 2006 Plan, cash and stock-based performance awards, bonuses, dividend equivalents and other types of awards are generally subject to tax at the time of payment. In each of these cases, the Company receives a corresponding deduction at the time the participant recognizes ordinary income.

Specific Benefits Under the 2006 Equity Compensation Plan

Except as set forth in this proxy statement, the Company has not approved any awards under the 2006 Plan that are conditioned upon shareholder approval of the 2006 Plan and is not currently considering any specific award grants under the 2006 Plan.

Pursuant to the employment agreement with Douglas J. Andrea, Chairman, President and Chief Executive Officer, and subject to the approval of the Board, the Compensation Committee will recommend a grant of 1,000,000 stock options as soon as practical after August 1, 2009, with an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant.

Equity Compensation Plan Information

The following table sets forth certain information as of June 5, 2009, for all compensation plans, including individual compensation arrangements under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
•Equity compensation plans approved by security holders	14,526,820	$0.26	101,345
•Equity compensation plans not approved by security holders	-	-	-
Total	14,526,820	$0.26	101,345

Proposal 3 - Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee of the Board of Directors has appointed Marcum LLP to be the Company’s independent registered public accountants for the fiscal year ending December 31, 2009, subject to the ratification by shareholders.  A representative of Marcum LLP is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of Marcum LLP is not approved by the shareholders at the annual meeting, the Audit Committee will consider other independent registered public accounting firms.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Marcum LLP as the independent registered public accountants of the Company.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2008 and 2007 by Marcum LLP (formerly Marcum & Kliegman LLP):

Marcum LLP	2008	2007
Audit Fees	$136,505	$134,500
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees	$-	$-

Pre-Approval of Services by the Independent Registered Public Accountants

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accountants.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

During the years ended December 31, 2008 and 2007, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Proposal 4 – Shareholder Proposal Regarding Advisory Resolution to Ratify Compensation of Named Executive Officers

Alpha Capital Anstalt, c/o: Grushko & Mittman P.C., 551 5th Avenue, Suite 1601, New York, New York 10176, the owner of 177,000 Shares of Common Stock has advised the company that it intends to propose a resolution at the Annual Meeting.  The proposed resolution and the statement in support are set forth below.

Resolved: The shareholders of Andrea Electronics Corporation (“the Company”) urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to explain the SCT.  The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at the Company has not always been structured in ways that best serve shareholders’ interests.  For example: Douglas Andrea’s total Executive compensation rose from $351,598 in 2006 to $400,264 in 2007.  There is no corresponding improvement in the company’s performance over the same period.  In fact, over the corresponding period Andrea went from profitability to having a net loss.  The net loss for the year ended December 31, 2007 was $390,124 compared to a net income of $18,666 for the year ended December 31, 2006.  We are concerned about mushrooming executive compensation, which appears to be insufficiently aligned with the creation of shareholder value.

We believe that existing U.S. corporate governance arrangements, including Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation.  In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation.  Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Accordingly, we urge the Company’s board to allow shareholders to express their opinion about senior executive compensation at the Shareholders’ Meeting establishing an annual referendum process.  The results of such a vote would, we think, provide Company with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

In order to ensure that the shareholders’ desires are represented to the Board of Directors concerning executive compensation, we urge a vote FOR this resolution.

Board of Directors’ Response

The Board of Directors appreciates the underlying goal of the proposal, which is to provide shareholders with a way to convey their views regarding executive compensation to the Company.  Indeed, the Company is interested in exploring, and plans to continue to engage in discussions with shareholders and others regarding appropriate and effective ways for shareholders to express their views on executive compensation.

But the Board believes that the proposal, as drafted, would actually provide a relatively ineffective and potentially counter-productive vehicle for shareholders to express their views on this important subject, and that shareholders already have a number of more effective ways to communicate their views on executive compensation directly to the Board and senior management.

As a threshold matter, the proposal does not appear to request a vote on the Company’s policies or disclosures relating to executive compensation.  Instead, the proposal seems to request a shareholder vote on the compensation itself paid to certain executives.  Yet, even with the most extensive disclosures regarding executive compensation, a public company’s shareholders are unlikely to be in a position to cast a fully informed vote on executive compensation itself.  By their very nature, such compensation decisions involve a level of knowledge of the executive’s performance — and familiarity with competitively sensitive and other confidential personnel information — that would not be possible for public shareholders to possess.  Accordingly, the Board does not believe it would be appropriate to place the shareholders in a position to vote on the compensation itself paid to individual executives.

In addition, shareholders may express their views regarding executive compensation — individually and collectively — to the Board and management of the Company in a number of ways.

•    First, any shareholder may communicate directly in writing to the full Board, any Board Committee, or any individual Director, by using the process indicated under “Shareholder Communications” in this Proxy Statement.

•    Second, shareholders may express their views on executive compensation to the Board and management in person or by proxy at the Company’s annual shareholders’ meetings.  At every meeting, the Company provides an opportunity for shareholders to ask questions and express their views.  These meetings are attended not only by the Company’s management, but also by the Company’s Board.  All Directors are encouraged to attend the annual meeting of shareholders.

•    Third, representatives of management and the Board, when appropriate, are available to meet with shareholder representatives and corporate governance groups to discuss the Company’s executive compensation practices and philosophy.

The Board believes that these three approaches have proven to be particularly effective for shareholders to express their views on executive compensation.  They allow shareholders to express their individual or collective views in a detailed, thoughtful manner, and for the Company to respond appropriately.

     In light of these alternatives, the proposed advisory vote would not improve the dialogue regarding executive compensation, but would potentially undermine it.  First, unlike the existing approaches above, the proposed advisory vote does not allow shareholders to express specific views regarding executive compensation, or engage in a constructive dialogue regarding those views, but only provides for a “yes” or “no” vote.  Second, it is unclear what a “yes” or “no” vote would mean.  Would such a vote mean that shareholders were happy or unhappy with the compensation of all of the named executive officers, or only some of them?

The one conceivable benefit of the proposal is that it would allow shareholders to express, albeit in an imprecise way, their collective views on an aspect of executive compensation.  But shareholders already may express their approval or disapproval of the Company’s executive compensation policies by voting for, or withholding votes from, directors, including those in management or on the Compensation Committee.  In addition, shareholders vote on the adoption of the Company’s equity-based compensation plans.

After careful consideration of the proposal, the Board of Directors does not believe that the proposal would be in the best interests of the Company and its shareholders.  Shareholders already have more effective and direct means of communicating their concerns to the Company, and the proposal would provide an unclear, imprecise, and narrow vehicle for expressing views on executive compensation.

Accordingly, the Board of Directors recommends a vote AGAINST the proposal.

Executive Compensation

Summary Compensation Table

The following table sets forth information for the last two fiscal years relating to compensation earned by each person who served as chief executive officer and the other most highly compensated executive officers whose total compensation was over $100,000 during the year ended December 31, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus		Stock Options (1)	Total

Douglas J. Andrea, Chairman of the Board, Chief Executive Officer, and Corporate Secretary	2008 2007	$304,876 300,000	$	- -	$118,463 100,264	$423,339 400,264

Corisa L. Guiffre, Vice President, Chief Financial Officer and Assistant Corporate Secretary	2008 2007	$133,633 119,712		$-	$31,264 27,831	$164,897 147,543
___________________________________

(1)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for the following stock option grants: 1) 3,000,000 and 500,000 options in 2008 for Mr. Andrea and Ms. Guiffre, respectively, based upon a fair value of each option of $0.04 using the Black-Scholes option pricing model (the weighted average assumptions used in the valuation of the options were as follows: dividend yield, 0%; expected volatility, 101%; risk-free rate, 4.17%; and expected life in years of 6 years); 2) 1,000,000 and 350,000 options in 2007 for Mr. Andrea and Ms. Guiffre, respectively, based upon a fair value of each option of $0.09 using the Black-Scholes option pricing model (the weighted average assumptions used in the valuation of the options were as follows: dividend yield, 0%; expected volatility, 101%; risk-free rate, 4.17%; and expected life in years of 6 years); and  3) 2,000,000 and 400,000 options in 2006 for Mr. Andrea and Ms. Guiffre, respectively, based upon a fair value of each option of $0.12 using the Black-Scholes option pricing model (the weighted average assumptions used in the valuation of the options were as follows: dividend yield, 0%; expected volatility, 102%; risk-free rate, 5.07%; and expected life in years of 7 years).

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each named executive officer outstanding as of December 31, 2008.  None of the named executive officers had stock awards that have not vested or unearned equity incentive plan awards at December 31, 2008.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($/share)	Option expiration date

Douglas J. Andrea	100,000	-		$6.250	3-23-2009
	50,000	-		$5.375	8-17-2009
	75,000	-		$6.875	4-14-2010
	50,000	-		$6.000	8-01-2010
	250,000	-		$0.690	1-31-2012
	400,000	-		$0.130	6-14-2014
	250,000	-		$0.100	8-04-2014
	250,000	-		$0.040	8-04-2015
	600,000	-		$0.050	8-10-2015
	666,000	334,000	(1)	$0.120	11-02-2016
	666,000	334,000	(1)	$0.120	11-16-2016
	333,000	667,000	(3)	$0.110	9-12-2017
	-	2,000,000	(4)	$0.040	8-18-2018
	-	1,000,000	(5)	$0.040	8-18-2018

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($/share)	Option expiration date

Corisa L. Guiffre	25,000	-		$7.125	11-22-2009
	10,000	-		$6.875	4-14-2010
	10,000	-		$6.000	8-01-2010
	10,000	-		$1.780	3-19-2011
	25,000	-		$0.690	1-31-2012
	250,000	-		$0.050	8-10-2015
	266,400	133,600	(2)	$0.120	11-16-2016
	116,550	233,450	(3)	$0.110	9-12-2017
	-	500,000	(6)	$0.040	8-18-2018
____________________________________

(1)	The stock options vest 33.3% from and after August 1, 2007, 33.3% from and after August 1, 2008 and 33.4% from and after August 1, 2009.

(2)
The stock options vest 33.3% from and after the first anniversary of the Date of Grant, 33.3% from and after the second anniversary of the Date of Grant and 33.4% from and after the third anniversary of the Date of Grant, which was November 16, 2006.

(3)
The stock options vest 33.3% from and after the first anniversary of the Date of Grant, 33.3% from and after the second anniversary of the Date of Grant and 33.4% from and after the third anniversary of the Date of Grant, which was September 12, 2007.

(4)	The stock options vest 33.3% from and after August 1, 2009, 33.3% from and after August 1, 2010 and 33.4% from and after August 1, 2011.

(5)	The stock options vest 33.3% from and after August 1, 2010, 33.3% from and after August 1, 2011 and 33.4% from and after August 1, 2012.

(6)
The stock options vest 33.3% from and after the first anniversary of the Date of Grant, 33.3% from and after the second anniversary of the Date of Grant and 33.4% from and after the third anniversary of the Date of Grant, which was August 18, 2008.

Employment Agreement

In November 2008, the Company entered into an employment agreement with the Chairman of the Board, Douglas J. Andrea.  The effective date of the employment agreement is August 1, 2008 and expires July 31, 2010 and is subject to renewal as approved by the Compensation Committee of the Board of Directors.  Pursuant to his employment agreement, Mr. Andrea will receive an annual base salary of $312,500 through July 31, 2009 and for the period of August 1, 2009 through July 31, 2010 Mr. Andrea will receive an annual base salary of $325,000.  The employment agreement provides for quarterly bonuses equal to 25% of the Company’s pre-bonus net after tax quarterly earnings in excess of $25,000 for a total quarterly bonus amount not to exceed $12,500; and annual bonuses equal to 10% of the Company’s annual pre-bonus net after tax earnings in excess of $300,000.  All bonuses shall be payable as soon as the Company's cash flow permits.  All bonus determinations or any additional bonus in excess of the above will be made in the sole discretion of the Compensation Committee. On August 8, 2008, the Board granted Mr. Andrea 2,000,000 stock options and 1,000,000 stock options with an aggregate fair value of $120,000 (fair value was estimated using the Black-Scholes option-pricing model).  The 2,000,000 grant vests in three equal annual installments over a three year period commencing August 1, 2009.  The 1,000,000 grant vests in three equal annual installments over a three year period commencing August 1, 2010.  All stock options granted have an exercise price of $0.04 per share, which was fair market value at the date of grant, and a term of 10 years.  Pursuant to the employment agreement and subject to the approval of the Board, the Compensation Committee will recommend a second grant of 1,000,000 stock options as soon as practical after August 1, 2009, with an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant.  Mr. Andrea is also entitled to a change in control payment equal to two times his salary with continuation of health and medical benefits for two years in the event of a change in control.  At December 31, 2008, the future minimum cash commitments under this agreement aggregate $507,292.

Other Potential Post-Termination Benefits

Payments Made Upon Termination Without Cause or Resignation with the Company’s Consent.  If Mr. Andrea’s employment is terminated by the Company without cause or he resigns with the Company’s consent, the Company must pay Mr. Andrea a severance payment equal to six months of Mr. Andrea’s most recent base salary, as defined in the employment agreement, plus the six months prorated portion of Mr. Andrea’s most recent annual and quarterly bonuses, and in addition, the Company must arrange and pay for continuation of health insurance coverage for Mr. Andrea, and his spouse and dependents for a period of 12 months from the date of termination and must, for a period of 18 months from the expiration of such six month period, provide COBRA continuation coverage to Mr. Andrea.

Payments Made Upon a Change in Control.  If the Company materially changes Mr. Andrea’s position or terminates Mr. Andrea’s employment within the term of the employment agreement or 12 months after the term of the employment agreement and following a change in control, as defined in the employment agreement, then the Company must provide Mr. Andrea a sum equal to two years of Mr. Andrea’s most recent base salary plus a pro rated portion of Mr. Andrea’s most recent annual and four quarterly bonuses paid immediately preceding the change of control, continuation for two years of health and medical benefits coverage and, for a period of 18 months from the expiration of such two year period, provide COBRA continuation coverage, if available, to Mr. Andrea.  All stock options, whether then vested or unvested, shall vest and/or become exercisable.

The Company has entered into a change in control agreement with Ms. Guiffre. The change in control agreement provides Ms. Guiffre with a severance benefit upon termination in connection with a change in control (as defined in the agreement).  If Ms. Guiffre is terminated following a change in control, the Company will pay Ms. Guiffre a sum equal to three times Ms. Guiffre’s average annual compensation for the five preceding taxable years.  All restrictions on any restricted stock will lapse immediately and incentive stock options and stock appreciation rights, if any, will become immediately exercisable in the event of a change in control. Upon the occurrence of a change in control followed by Ms. Guiffre’s termination of employment, the Company will cause to be continued life, medical, dental and disability coverage. Such coverage and payments shall cease upon the expiration of 36 full calendar months following the date of termination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who beneficially own more than ten percent of the Company's common stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock in the Company. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all Section 16(a) reports they file.  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended, during the year ended December 31, 2008 and Forms 5 and amendments thereto furnished to the Company with respect to the year ended December 31, 2008, and written representations provided to the Company from the individuals required to filed reports, the Company believes that each of the individuals required to file reports complied with applicable reporting requirements for transactions in the Company’s common stock during the year ended December 31, 2008 with the exception of one late filing by Director Louis Libin with respect to one transaction.

Submission of Business Proposals and Shareholder Nominations

The Company must receive proposals that shareholders seek to include in the proxy statement for the Company’s next annual meeting no later than February 15, 2010.  If next year’s annual meeting is held on a date more than 30 calendar days from July 24, 2010, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting.  Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s By-laws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must give written notice of such nominations and/or proposals to the Secretary not less than 90 days prior to the date of the annual meeting.  A copy of the By-laws may be obtained from the Company.

Shareholder Communications

The Company encourages shareholder communications to the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Corisa L. Guiffre; Chief Financial Officer, Andrea Electronics Corporation at 65 Orville Drive, Bohemia, NY 11716.  Communications regarding financial or accounting policies should be sent to the attention of the Chairman of the Audit Committee.  All other communications should be sent to the attention of the Chairman of the Nomination and Governance Committee.

Miscellaneous

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors and the cost of this solicitation is being paid by the Company.  In addition to the use of mail, proxies may be solicited personally or by telephone or telegraph using the services of directors, officers and regular employees of the Company at nominal cost.  Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Company’s stock.

A copy of the Company’s Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission has been mailed to persons who were shareholders as of the close of business on June 5, 2009.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Bohemia, New York
June 15, 2009

You are cordially invited to attend the Annual Meeting in person.  Whether or not you plan to attend the annual meeting, you are requested to sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

ANNUAL MEETING OF SHAREHOLDERS
OF
ANDREA ELECTRONICS CORPORATION

3:00 P.M.

JULY 24, 2009

HOLIDAY INN RONKONKOMA
3845 VETERANS MEMORIAL HIGHWAY
RONKONKOMA, NEW YORK 11779

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANDREA ELECTRONICS CORPORATION

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby appoints Douglas J. Andrea and Corisa L. Guiffre, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to represent and vote as directed on the reverse hereof, all of the common stock of Andrea Electronics Corporation held of record by the undersigned at the close of business on June 5, 2009 at the Annual Meeting of Shareholders of Andrea Electronics Corporation on July 24, 2009 at 3:00 p.m., and any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed as instructed on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
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PROXY – (continued from reverse side)	Please mark your votes like this	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED AND THE PROXY IS SIGNED AND DATED, WILL BE VOTED “FOR” ALL OF THE FOLLOWING PROPOSALS.  THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANDREA ELECTRONICS CORPORATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS’ MEETING TO BE HELD ON JULY 24, 2009
This proxy statement and the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange
Commission, are available at http://www.andreaelectronics.com/Corporate/annual_report.htm.
1. To elect the following Directors: Douglas J. Andrea Gary A. Jones Louis Libin Joseph J. Migliozzi Jonathan D. Spaet	FOR ☐	WITHHOLD AUTHORITY ☐	2. To approve an amendment to the Andrea Electronics Corporation 2006 Equity Compensation Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above)			3. To ratify the selection of Marcum LLP as the Company’s independent registered public accountants for the year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
			4. Shareholder proposal to have the board adopt a advisory resolution to ratify compensation of named executive officers	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date
NOTE:  Please sign exactly as name appears hereon.  When shares are held by joint owner, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.